American International Group, Inc., and Subsidiaries

Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3 (No. 2-45346, No. 2-75875, No. 2-78291, No. 2-91945, No. 33-18073, No. 33-57250, No. 333-48639, No. 333-58095, No. 333-70069, No. 333-83813, No. 333-31346, No. 333-39976, No. 333-45828, No. 333-50198, No. 333-52938, No. 333-68640, No. 333-74187, No. 333-101640, No. 333-101967, No. 333-108466, No. 333-111737, No. 333-115911, No. 333-106040, No. 333-132561, No. 333-143992 No. 333-148148 and No. 333-150865) of American International Group, Inc. of our report dated March 2, 2009, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 2, 2009

354    AIG 2008 Form 10-K